Exhibit 99.1
                                                                  Press Release

Contacts:
     PMC-Sierra
     Alan Krock, 408/988-1204
     alan_krock@pmc-sierra.com
      or
     David Climie, 408/988-8276
     david_climie@pmc-sierra.com
      or
     Susan Shaw, 408/988-8515
     susan_shaw@pmc-sierra.com


FOR RELEASE WEDNESDAY, NOVEMBER 13, 2002

PMC-Sierra Appoints Alan Krock as Vice President Finance and Chief Financial Officer

SANTA CLARA, Calif.--(BUSINESS WIRE)--Nov. 13, 2002--PMC-Sierra, Inc (NASDAQ:PMCS - News), a leading provider of high-speed broadband communications and MIPS-based processors, today announced that Alan Krock was appointed to the positions of vice president of finance and chief financial officer of the company effective November 11, 2002.

PMC-Sierra announced on October 1, 2002 that Mr. Krock would be replacing the company's previous vice president of finance and CFO, John Sullivan. Mr. Sullivan had indicated in the second quarter of 2002 that he would be retiring from the company later in the year. Mr. Krock comes to his new position with strong industry knowledge and more than 20 years of experience in both the high technology and financial sectors.

About PMC-Sierra

PMC-Sierra is a leading provider of high speed broadband communications and storage semiconductors and MIPS-based processors for Enterprise, Access, Metro Optical Transport, Storage Area Networking and Wireless network equipment. The company offers worldwide technical and sales support, including a network of offices throughout North America, Europe and Asia. PMC-Sierra is included in the S&P 500 Index which consists of 500 stocks chosen for market size, liquidity, and industry group representation and in the NASDAQ-100 Index (NDX). The company is publicly traded on the NASDAQ Stock Market under the PMCS symbol. For more information, visit http://www.pmc-sierra.com.